Exhibit 99.(a)(vii)

LORD ABBETT MUNICIPAL INCOME TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being a majority of the Trustees of the Lord Abbett Municipal Income Trust, a Delaware Statutory Trust (the “Trust”) organized pursuant to a Declaration and Agreement of Trust dated May 17, 2002 (the “Declaration”), do hereby establish, pursuant to Section 5.3 of the Declaration, a new class of shares for the Lord Abbett High Yield Municipal Bond Fund, to be designated Class Y shares of such series.  Any variations as to purchase price, determination of net asset value, the price, terms and manner of redemption and special and relative rights as to dividends on liquidation, and conditions under which such series or class shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

This instrument shall constitute a clarification of the amendment to the Declaration that was executed on January 25, 2007, wherein the Lord Abbett High Yield Municipal Bond Fund was inaccurately referred to as the “Lord Abbett High Yield Municipal Income Fund.” This instrument shall be effective as of January 25, 2007.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 26th day of April, 2007.

/s/ Robert S. Dow	/s/ Daria L. Foster
Robert S. Dow	Daria L. Foster

/s/ E. Thayer Bigelow	/s/ William H.T. Bush
E. Thayer Bigelow	William H.T. Bush

/s/ Robert B. Calhoun, Jr.	/s/ Julie Hill
Robert B. Calhoun, Jr.	Julie Hill

Franklin W. Hobbs	Thomas J. Neff

/s/ James L.L. Tullis
James L.L. Tullis

Written Consent

of the Board of Trustees

of the Lord Abbett Municipal Income Trust

Adopted on April 26, 2007

The undersigned, constituting a majority of the members of the Board of Trustees (the “Trustees”) of Lord Abbett Municipal Income Trust (the “Trust”), a statutory trust duly organized and existing under the laws of the State of Delaware, do hereby consent to the following corporate action which shall, pursuant to 12 Del. C. § 3806(g) and Section 2.9 of the Declaration and Agreement of Trust for the Trust, have the same force and effect as action taken at a duly noticed and called meeting of the Trustees:

WHEREAS, at its meeting on January 25, 2007, the Trustees of the Trust authorized an Amendment to the Declaration and Agreement of Trust for the Trust to add Class Y shares to the Lord Abbett High Yield Municipal Bond Fund (the “Fund”) and approved the initial issuance of Class Y shares of the Fund; and

WHEREAS, the Trustees executed on the same day an Amendment to the Declaration and Agreement of Trust for the Trust (the “January Amendment”) wherein the Fund was inaccurately referred to as the “Lord Abbett High Yield Municipal Income Fund”; and

WHEREAS, the Trustees executed today a further Amendment to the Declaration and Agreement of Trust for the Trust correcting the January Amendment to refer to the Lord Abbett High Yield Municipal Bond Fund;

Now therefore  be it

RESOLVED, that the issuance of Class Y shares of the Fund and all other actions of the Board with respect to the Class Y shares of the Fund taken at the January 25, 2007 meeting be, and the same hereby are, ratified; and further

RESOLVED, that the proper officers of the Trust be, and they hereby are, authorized and empowered to do such things and take such steps and actions as any of them, in his or her discretion, may deem necessary or desirable in connection with the foregoing resolution and the carrying out of the actions approved thereby.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 26th day of April, 2007.

/s/ Robert S. Dow	/s/ Daria L. Foster
Robert S. Dow	Daria L. Foster

/s/ E. Thayer Bigelow	/s/ William H.T. Bush
E. Thayer Bigelow	William H.T. Bush

/s/ Robert B. Calhoun, Jr.	/s/ Julie Hill
Robert B. Calhoun, Jr.	Julie Hill

Franklin W. Hobbs	Thomas J. Neff

/s/ James L.L. Tullis
James L.L. Tullis